Exhibit 10.10

CONSULTING AGREEMENT AMENDMENT

This CONSULTING AGREEMENT AMENDMENT (the “Amendment”) is dated as of July 1, 2017 (the “Effective Date”) by and between PwrCor, Inc., formerly named Receivable Acquisition & Management Corporation (and f/k/a Cornerstone Sustainable Energy), a Delaware corporation, (“PwrCor”) and Gramercy Ventures LLC, a New York limited liability company (the “Consultant”), each a “Party” and collectively, the “Parties” hereto.

WHEREAS, PwrCor engaged the Consultant and entered into an agreement (the “Agreement”) dated as of July 1, 2014 embodying the terms of such engagement; and

WHEREAS, Consultant desires to continue providing services to PwrCor on the terms and conditions set forth therein and as amended herein.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree to renew said Agreement, amended as follows:

A.

Term.  Paragraphs 1.b. and 7 shall be amended as follows:

1.b.

Term of Agreement

The term of the Agreement shall be renewed for an additional three (3) year period, commencing on the Effective Date, and shall continue until terminated pursuant to Paragraph 7 below (the “Term”).

B.

Compensation.  Paragraph 3 shall be deleted in its entirety and amended to read as follows:

Consultant shall receive no base compensation until, upon the determination of the PwrCor Board of Directors, PwrCor’s funding or revenues are adequate to pay Consultant any compensation.  Upon such determination, the Board of Directors shall determine the level of such compensation, which it may elect to change from time to time, otherwise subject to the terms of Paragraph 3.(a).

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

Gramercy Ventures LLC:	_/s/ James A. Valentino_____________
James A. Valentino, Manager

PwrCor, Inc.	_/s/ Thomas Telegades______________
Thomas Telegades, CEO